UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2019

FLUX POWER HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-25909	86-0931332
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

985 Poinsettia Avenue, Suite A, Vista, California	92081
(Address of Principal Executive Offices)	(Zip Code)

877-505-3589
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. □

Item 1.01  Entry into a Material Definitive Agreement.

On April 25, 2019, Flux Power, Inc., a wholly owned subsidiary of Flux Power Holdings, Inc. (the “Company”) entered into a certain lease agreement (the “Lease Agreement”) with Accutek (“Lessor”) to rent approximately 45,600 rentable square feet of industrial space located at 2685 S. Melrose Drive, Vista, California (the “Premises”).

The Lease Agreement has an initial term of seven years and four months and commences on or about August 2019. In addition, under the Lease Agreement the Company has (1) an option to extend the term of Lease Agreement for two additional twenty-four months period, and (2) a right of first refusal to lease an additional approximately 15,300 space feet. The Company will be required to pay approximately $42,400 per month, for rent for the first twelve months of the lease term, which will increase at a rate of approximately 3% per year. The Company will also be required pay its share of operating expenses, taxes and any other expenses payable under the Lease Agreement.

The foregoing description of the Lease Agreement does not purport to be complete and is qualified in its entirety by reference to the full and complete terms of the Lease Agreement, a copy of which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01  Financial Statement and Exhibits.

10.1
Lease Agreement

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flux Power Holdings, Inc., A Nevada Corporation

Dated: April 30, 2019	/s/ Ronald F. Dutt
Ronald F. Dutt, Chief Executive Officer